Exhibit 99.1

PC Connection, Inc. Reports Record Third Quarter 2014 Results

THIRD QUARTER SUMMARY:

• Net income up 15% year over year

• Net sales: $639.6 million, up 10.2% year over year

• Diluted EPS: $0.46, up 15% year over year

MERRIMACK, N.H.--(BUSINESS WIRE)--October 23, 2014--PC Connection, Inc. (NASDAQ: PCCC), a national provider of a full range of information technology (IT) solutions to business, government, healthcare, and education markets, today announced results for the quarter ended September 30, 2014. Net sales for the third quarter of 2014 increased by 10.2% to $639.6 million, compared to $580.4 million for the prior year quarter. Net income for the quarter ended September 30, 2014 increased by 15.0% to $12.2 million, or $0.46 per diluted share, compared to net income of $10.6 million, or $0.40 per diluted share for the prior year quarter. Sales, net income, and earnings per share amounts represent quarterly records for the Company.

Net sales for the nine months ended September 30, 2014 were $1,832.6 million, an increase of $189.5 million or 11.5%, compared to $1,643.1 million for the nine months ended September 30, 2013. Net income for the nine months ended September 30, 2014 increased by 18.9% to $30.7 million, or $1.16 per diluted share, compared to net income of $25.8 million, or $0.98 per diluted share, for the nine months ended September 30, 2013. Earnings before interest, taxes, depreciation and amortization, adjusted for stock-based compensation expense (“Adjusted EBITDA”) totaled $76.7 million for the twelve months ended September 30, 2014, compared to $65.6 million for the twelve months ended September 30, 2013.

Quarterly Sales by Segment:

  Net sales for the SMB segment increased by 8.1% to $254.4 million in the third quarter of 2014, compared to the prior year quarter. Sales of notebooks and desktop/server products each grew at double-digit rates.
  Net sales for the Large Account segment increased by 4.6% to $202.0 million in the third quarter of 2014, compared to the prior year quarter. Software and desktop/server sales were strong in this segment with an increase of 31.4% and 11.2%, respectively. Commercial sales, which consists of SMB and Large Account sales, increased by 6.5% from the prior year quarter.
  Net sales to the Public Sector segment (government and education customers) increased by 20.5% to $183.2 million in the third quarter of 2014, compared to the prior year quarter. Sales to state and local government and educational institutions increased by 29.8%, compared to the prior year quarter, while sales to the federal government decreased by 2.6%.

Quarterly Sales by Product Mix:

  Notebook/tablet sales, the Company’s largest product category, increased by 24% year over year and accounted for 22% of net sales in the third quarter of 2014 compared to 20% of net sales in the prior year quarter. Continued corporate refresh activity and increased demand for Chromebooks resulted in strong year-over-year growth in this category in both SMB and Public Sector segments.
  Desktop/Server sales increased by 13% year over year and accounted for 16% of net sales in the third quarter of 2014 and 2013. We experienced significant sales growth in both our SMB and Large Account segments in this product category.
  Software sales increased by 15% year over year and accounted for 16% of net sales in the third quarter of 2014 compared to 15% of net sales in the prior year quarter. We experienced strong growth in security, office productivity, and operating system software, including cloud-based offerings.

Overall gross profit dollars increased by $7.1 million, or 9.3%, in the third quarter of 2014, compared to the prior year quarter. Consolidated gross margin, as a percentage of net sales, slightly decreased to 13.1% in the third quarter of 2014, compared to 13.2% in the prior year quarter as a result of increased demand in notebooks and desktops that generate relatively lower margins.

Total selling, general and administrative dollars increased in the third quarter of 2014 to $63.2 million from $59.0 million in the prior year quarter, but decreased as a percentage of net sales from 10.2% to 9.9% due to leveraging our fixed costs over higher net sales. As noted in previous releases, approximately $0.5 million of this increase in SG&A was due to depreciation expense related to the Customer Master Data Management software project that was placed into service in late 2013. Also, variable SG&A increased year over year due to the higher levels of sales and gross profit achieved in the third quarter. We continue to invest in technical solution sales capabilities and expect SG&A expenses to rise accordingly. However, we are highly focused on improving efficiencies and streamlining wherever possible.

The Company generated significant cash flow during the nine months ended September 30, 2014. Total cash was $66.4 million at September 30, 2014, compared to $42.5 million at December 31, 2013. Days sales outstanding were 36 days at September 30, 2014, and inventory turns were 24 turns in the third quarter of 2014.

“We are encouraged with PC Connection's strong performance this quarter. We had solid execution across all three of our sales segments, reinforcing the strength and diversity of our business model,” said Timothy McGrath, President and Chief Executive Officer. “As a National Solutions Provider, PC Connection’s goal is to consistently invest in more complex solutions capabilities while delivering solid financial performance; we were able to accomplish that goal in Q3 with a 10% sales increase and a 15% increase in earnings. In a rapidly changing industry, we believe the team and the strategies we have in place position PC Connection well to gain market share and increase long-term shareholder value.”

Non-GAAP Financial Information

Adjusted EBITDA is a non-GAAP financial measure. This information is included to provide information with respect to the Company’s operating performance and earnings.

About PC Connection, Inc.

PC Connection, Inc., a Fortune 1000 company, has three wholly owned sales companies: PC Connection Sales Corporation, MoreDirect, Inc., and GovConnection, Inc., headquartered in Merrimack, NH; Boca Raton, FL; and Rockville, MD; respectively. All three companies can deliver custom-configured computer systems overnight from our ISO 9001:2008 certified technical configuration lab at our distribution center in Wilmington, OH. Investors and media can find more information about PC Connection, Inc. at http://ir.pcconnection.com.

PC Connection Sales Corporation (800-800-5555), the original business of PC Connection, Inc. serving primarily the small- and medium-sized business sector, is a rapid-response provider of IT products and services. It offers more than 300,000 brand-name products through its staff of technically trained sales account managers, catalogs, publications, and its website at www.pcconnection.com. This company also serves consumer and small office users and is, under its MacConnection brand (800-800-2222), one of Apple’s largest authorized online resellers at www.macconnection.com.

MoreDirect, Inc. (561-237-3300), www.moredirect.com, provides corporate technology buyers with best-in-class IT solutions, in-depth IT supply-chain expertise, and access to over 300,000 products and 1,600 vendors through TRAXX™, our proprietary cloud-based eProcurement system. Backed by over 500 technical certifications, MoreDirect’s team of engineers, software licensing specialists, and project managers help reduce the cost and complexity of buying hardware, software, and services throughout the entire IT lifecycle.

GovConnection, Inc. (800-800-0019) is a rapid-response provider of IT products and services to federal, state, and local government agencies and educational institutions through specialized account managers, catalogs, publications, and online at www.govconnection.com.

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“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of changes in market demand and the overall level of economic activity and environment, or in the level of business investment in information technology products, competitive products and pricing, product availability and market acceptance, new products, fluctuations in operating results, and the ability of the Company to manage costs in response to fluctuations in revenue, and other risks that could cause actual results to differ materially from expectations, including those detailed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2013. More specifically, the statements in this release concerning the Company’s outlook for selling, general, and administrative expenses in 2014, the Company’s efforts in improving efficiencies and streamlining its business, the Company’s anticipated product growth categories and areas of future investments it plans to make in its business, and other statements of a non-historical basis (including statements regarding the Company’s ability to increase market share and enhance long-term shareholder value) are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties include the ability to realize market demand for and competitive pricing pressures on the products and services marketed by the Company, the continued acceptance of the Company's distribution channel by vendors and customers, continuation of key vendor and customer relationships and support programs, the ability of the Company to gain or maintain market share, and the ability of the Company to hire and retain qualified sales representatives and other essential personnel. The Company disclaims any obligation to update the information in this press release or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise.

CONSOLIDATED SELECTED FINANCIAL INFORMATION
At or for the Three Months Ended September 30,	2014		2013
		% of		% of	%
(Amounts and shares in thousands, except operating data, P/E ratio, and per share data)		Net Sales		Net Sales	Change

Operating Data:
Net sales	$639,570		$580,356		10%
Diluted earnings per share	$0.46		$0.40		15%

Gross margin	13.1%		13.2%
Operating margin	3.2%		3.0%
Return on equity (1)	12.2%		11.5%

Inventory turns	24		27
Days sales outstanding	36		37

Product Mix:
Notebook/Tablet	$143,722	22%	$116,176	20%	24%
Desktop/Server	105,310	16	93,440	16	13%
Software	100,819	16	87,519	15	15%
Net/Com Product	58,922	9	58,920	10	0%
Video, Imaging & Sound	55,201	9	51,948	9	6%
Storage	38,209	6	37,206	6	3%
Printer & Printer Supplies	38,261	6	37,649	7	2%
Memory & System Enhancement	18,256	3	19,275	3	(5%)
Accessory/Services/Other	80,870	13	78,223	14	3%
Total Net Sales	$639,570	100%	$580,356	100%	10%

Stock Performance Indicators:
Actual shares outstanding	26,298		26,169
Total book value per share	$13.38		$12.22
Tangible book value per share	$11.34		$10.14
Closing price	$21.47		$15.09
Market capitalization	$564,618		$394,890
Trailing price/earnings ratio	14.0		11.5
LTM Adjusted EBITDA (2)	$76,723		$65,583
Adjusted market capitalization/LTM Adjusted EBITDA (3)	6.5		4.8

(1) Based on last twelve months' net income.
(2) Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for stock-based compensation.
(3) Adjusted market capitalization is defined as gross market capitalization less cash balance.

REVENUE AND MARGIN INFORMATION
For the Three Months Ended September 30,	2014		2013
	Net	Gross	Net	Gross
(amounts in thousands)	Sales	Margin	Sales	Margin

SMB	$254,432	14.9%	$235,285	15.6%
Large Account	201,979	13.1	193,124	12.1
Public Sector	183,159	10.4	151,947	10.8
Total	$639,570	13.1%	$580,356	13.2%

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Three Months Ended September 30,	2014		2013
(amounts in thousands, except per share data)	Amount	% of Net Sales	Amount	% of Net Sales

Net sales	$639,570	100.0%	$580,356	100.0%
Cost of sales	555,918	86.9	503,803	86.8
Gross profit	83,652	13.1	76,553	13.2

Selling, general and administrative expenses	63,235	9.9	59,043	10.2
Income from operations	20,417	3.2	17,510	3.0

Interest/other expense, net	(36)	-	(39)	-
Income tax provision	(8,204)	(1.3)	(6,882)	(1.2)
Net income	$12,177	1.9%	$10,589	1.8%

Earnings per common share:
Basic	$0.46		$0.40
Diluted	$0.46		$0.40

Shares used in the computation of earnings per common share:
Basic	26,266		26,169
Diluted	26,524		26,399

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Nine Months Ended September 30,	2014		2013
(amounts in thousands, except per share data)	Amount	% of Net Sales	Amount	% of Net Sales

Net sales	$1,832,574	100.0%	$1,643,066	100.0%
Cost of sales	1,592,309	86.9	1,425,759	86.8
Gross profit	240,265	13.1	217,307	13.2

Selling, general and administrative expenses	188,900	10.3	174,289	10.6
Income from operations	51,365	2.8	43,018	2.6

Interest/other expense, net	(72)	-	(135)	-
Income tax provision	(20,556)	(1.1)	(17,042)	(1.0)
Net income	$30,737	1.7%	$25,841	1.6%

Earnings per common share:
Basic	$1.17		$0.99
Diluted	$1.16		$0.98

Shares used in the computation of earnings per common share:
Basic	26,225		26,099
Diluted	26,498		26,351

EBITDA AND ADJUSTED EBITDA

A reconciliation of EBITDA and Adjusted EBITDA is detailed below. Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for stock-based compensation. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either includes or excludes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance including our ability to fund our future capital expenditures and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our credit agreements.

(amounts in thousands)	Three Months Ended September 30,			LTM Ended September 30, (1)
	2014	2013	% Change	2014	2013	% Change
Net income	$12,177	$10,589		$40,578	$34,710
Depreciation and amortization	2,133	1,675		8,074	7,055
Income tax expense	8,204	6,882		27,079	22,796
Interest/other expense, net	36	39		86	150
EBITDA	22,550	19,185		75,817	64,711
Stock-based compensation	215	452		906	872
Adjusted EBITDA	$22,765	$19,637	16%	$76,723	$65,583	17%

(1) LTM: Last twelve months

				September 30,	December 31,
CONDENSED CONSOLIDATED BALANCE SHEETS				2014	2013
(amounts in thousands)

ASSETS
Current Assets:
Cash and cash equivalents				$66,434	$42,547
Accounts receivable, net				273,938	283,051
Inventories				82,541	79,141
Deferred income taxes				6,382	6,382
Prepaid expenses and other current assets				4,868	5,117
Income taxes receivable				4,607	2,256
Total current assets				438,770	418,494
Property and equipment, net				27,745	27,600
Goodwill				51,276	51,276
Other intangibles, net				2,178	2,854
Other assets				751	720
Total Assets				$520,720	$500,944

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable				$109,346	$124,821
Accrued expenses and other liabilities				22,524	22,362
Accrued payroll				18,316	14,935
Total current liabilities				150,186	162,118
Deferred income taxes				16,274	16,224
Other liabilities				2,476	2,773
Total Liabilities				168,936	181,115
Stockholders’ Equity:
Common stock				282	281
Additional paid-in capital				106,149	104,932
Retained earnings				261,215	230,478
Treasury stock at cost				(15,862)	(15,862)
Total Stockholders’ Equity				351,784	319,829
Total Liabilities and Stockholders’ Equity				$520,720	$500,944

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Nine Months Ended September 30,	2014	2013
(amounts in thousands)
Cash Flows from Operating Activities:
Net income	$30,737	$25,841
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,998	5,011
Provision for doubtful accounts	826	727
Deferred income taxes	50	(126)
Stock-based compensation expense	702	753
Excess tax benefit from exercise of equity awards	(503)	(228)
Loss on disposal of fixed assets	-	7
Income tax benefit from stock-based compensation	-	505

Changes in assets and liabilities:
Accounts receivable	8,287	15,592
Inventories	(3,400)	(6,736)
Prepaid expenses and other current assets	(2,102)	(157)
Other non-current assets	(31)	(17)
Accounts payable	(15,430)	(963)
Accrued expenses and other liabilities	3,749	1,198
Net cash provided by operating activities	28,883	41,407

Cash Flows from Investing Activities:
Purchases of equipment	(5,522)	(4,943)
Proceeds from sale of equipment	10	-
Net cash used for investing activities	(5,512)	(4,943)

Cash Flows from Financing Activities:
Exercise of stock options	186	1,654
Issuance of stock under Employee Stock Purchase Plan	360	307
Excess tax benefit from exercise of equity awards	503	228
Payment of payroll taxes on stock-based compensation through shares withheld	(533)	(577)
Repayment of capital lease obligation to affiliate	-	(802)
Net cash provided by financing activities	516	810
Increase in cash and cash equivalents	23,887	37,274
Cash and cash equivalents, beginning of period	42,547	39,907
Cash and cash equivalents, end of period	$66,434	$77,181

Non-cash Investing Activities:
Accrued capital expenditures	$290	$320
Issuance of nonvested stock from treasury	-	$403

Supplemental Cash Flow Information:
Income taxes paid	$22,092	$17,075

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CONTACT:
PC Connection, Inc.
Joseph Driscoll, 603-683-2322
Senior Vice President
Treasurer and Chief Financial Officer